Exhibit 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

June 5, 2020

Valvoline Inc.

100 Valvoline Way

Lexington, Kentucky 40509

Valvoline Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Valvoline Inc., a Kentucky corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 4.375% Senior Notes due 2025 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors (collectively, the “Guarantors”).

Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) all of its outstanding 4.375% Senior Notes due 2025 that were issued on May 22, 2020 (the “Restricted Notes”), which have not been registered under the Securities Act, for an equivalent principal amount of the Exchange Notes, and to exchange the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Restricted Notes by the Guarantors for the Exchange Note Guarantees. The Exchange Notes will constitute part of the same series as the $400.0 million aggregate principal amount of 4.375% Senior Notes due 2025 that the Company issued on August 8, 2017 (the “Initial Notes”), substantially all of which have been exchanged for notes that have been registered under the Securities Act. Once exchanged pursuant to this Exchange Offer, the Exchange Notes are expected to be fungible with and have the same CUSIP number as the Initial Notes that have previously been exchanged.

The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to the Indenture dated as of August 8, 2017 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Indenture (including the Exchange Note Guarantees contained therein).

(b)	The Exchange Notes in global form to be executed by the Company.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)

The Registration Rights Agreement, dated as of May 22, 2020, by and among the Company, the Guarantors and BofA Securities, Inc., as representative of the several initial purchasers named therein, relating to the Restricted Notes.

(e)

Copies of the certificate of incorporation, articles of incorporation, certificate of formation, by-laws and operating agreement (as applicable) of each Guarantor named in Schedule A hereto under the heading “Covered Guarantors” (the “Covered Guarantors”), as amended through the date hereof.

(f)

Originals or copies of such other records of the Company and the Guarantors, certificates of public officials and officers of the Company and the Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Guarantors.

(e)

That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Covered Guarantors, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	The Company and each Guarantor other than the Covered Guarantors (each, a “Non-Covered Guarantor”) is an entity validly existing under the laws of the jurisdiction of its organization.

(ii)

The Company and each Non-Covered Guarantor has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Company and each Guarantor of the Opinion Documents to which it is a party do not and will not:

(A)	except with respect to each Covered Guarantor, contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Company and each Guarantor of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company and each Guarantor of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Guarantors, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraphs (f) and (h) above and our opinions in paragraphs 2 and 3 below, the General Corporation Law and the Limited Liability Company Act of the State of Delaware with respect to the Covered Guarantors. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Guarantors, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company.

2.	The Exchange Note Guarantees by the Covered Guarantors have been duly authorized by such Guarantors.

3.

When the Exchange Notes have been duly executed and delivered by the Company upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Guarantees will be the legal, valid and binding obligations of each Guarantor.

Our opinions expressed above are subject to the following qualifications:

(a)

Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)

Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)

Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. With respect to all matters of applicable law, other than the Generally Applicable Law, we have without any independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinions furnished to you of (i) Dinsmore & Shohl LLP, Kentucky counsel to the Company and (ii) Perkins Coie LLP, Oregon counsel to the Non-Covered Guarantors, in each case delivered to you on the date hereof, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of relevant state law expressed in each such opinion.

This opinion letter is rendered to you in connection with the Exchange Offer.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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SCHEDULE A

Covered Guarantors

Guarantor Name	Jurisdiction of Formation	Type of Entity
Valvoline US LLC	Delaware	Limited Liability Company

Valvoline LLC	Delaware	Limited Liability Company

Valvoline Licensing and Intellectual Property LLC	Delaware	Limited Liability Company

Valvoline Branded Finance, Inc.	Delaware	Corporation

Valvoline International Holdings Inc.	Delaware	Corporation

Valvoline Instant Oil Change Franchising, Inc.	Delaware	Corporation

Relocation Properties Management LLC	Delaware	Limited Liability Company

VIOC Funding, Inc.	Delaware	Corporation

Valvoline International, Inc.	Delaware	Corporation

Funding Corp. I	Delaware	Corporation